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                                                                     EXHIBIT 4.1



                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


        This Amendment No. 3 dated December 19, 2003 (this "Amendment No. 3"), to the Rights Agreement dated April 18, 2002 between Esperion Therapeutics, Inc., a Delaware corporation (the "Company"), and StockTrans, Inc., a Pennsylvania corporation, as rights agent (the "Rights Agent"), as amended by Amendment No. 1 dated November 26, 2002 and Amendment No. 2 dated July 29, 2003 (the "Rights Agreement"). All capitalized terms not otherwise defined herein, unless the context otherwise requires, shall have the meanings ascribed to such terms in the Rights Agreement.

                                    Recitals

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof;

        WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), dated December 19, 2003, by and among Pfizer Inc., a Delaware corporation ("Parent"), Enzo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, which provides for, among other things, a tender offer (the "Offer") by Merger Sub to purchase all the outstanding Common Shares (as defined in the Rights Agreement) of the Company followed by the merger of Merger Sub with and into the Company (the "Merger").

        WHEREAS, the Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the execution and delivery of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement will not cause (i) the Rights to become exercisable under the Rights Agreement or (ii) Parent or Merger Sub or any of their affiliates to be deemed an Acquiring Person.

        WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated by such agreement from the application of the Rights Agreement.

                              Terms and Conditions

        NOW, THEREFORE, in accordance with Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend the Rights Agreement as follows:


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                 1. The definition of "Acquiring Person" in Section 1(a) of the
Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                    "Notwithstanding anything in this Agreement to the contrary, none of Pfizer Inc., a Delaware corporation ("Parent"), Merger Sub (as defined in the Merger Agreement (as defined below)), or any of their Affiliates or Associates, shall be deemed to be an Acquiring Person by virtue of the execution or delivery of the Agreement and Plan of Merger, dated as of December 19, 2003 (as the same may be amended from time to time, the "Merger Agreement"), by among Parent, Merger Sub and the Company, or the consummation of the transactions contemplated thereby, including, without limitation, the commencement of the Offer (as defined in the Merger Agreement), the acquisition of any shares of the Company's outstanding Common Shares pursuant to the terms of the Offer, the merger of Merger Sub with and into the Company pursuant to the terms of the Merger Agreement (the "Merger") or the announcement of the foregoing transactions."

                 2. The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                    "Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result of the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including without limitation, the commencement of the Offer, the acquisition of any shares of the Company's outstanding Common Shares pursuant to the terms of the Offer, the Merger or the announcement of the foregoing transactions."

                 3. Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

                    "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, including, without limitation, the commencement of the Offer, the acquisition of any shares of the Company's outstanding Common Shares pursuant to the terms of the Offer, the Merger or the announcement of the foregoing transactions."


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                 4. Section 7(a)(i) of the Rights Agreement is amended to change the reference to "April 18, 2012" to "April 18, 2012 or, if earlier, immediately prior to the consummation of the Merger as contemplated by the Merger
Agreement."

                 5. Section 30 of the Rights Agreement is amended to add the following sentence at the end thereof:

                    "Nothing in this Agreement shall be construed to give any holder of Rights (and, prior to the Distribution Date, registered holders of the Common Shares) or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or the consummation of any of the transactions contemplated thereby, including, without limitation, the commencement of the Offer, the acquisition of any shares of the Company's outstanding Common Shares pursuant to the terms of the Offer, the Merger or the announcement of the foregoing transactions."

                 6. The Rights Agreement is hereby further modified and amended by adding a new Section 35 immediately after the end or Section 34 thereof to read in its entirety as follows:

                    "Section 35. Merger Agreement with Parent and Related Transactions. Notwithstanding any other provision of this Rights Agreement, as amended by this Amendment No. 3, neither the approval, execution or delivery of the Merger Agreement nor the performance, consummation or announcement of the transactions contemplated by such Agreement, is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13 hereof, other than a Qualifying Offer, as used in Section 11(a)(ii) of the Rights Agreement, nor will such approval, execution, delivery, performance, consummation or announcement result in the occurrence of a Stock Acquisition Date, a Distribution Date, a Triggering Event or any other event that causes a separation of the Rights from the underlying Common Stock, entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including by giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

                 7. This Amendment No. 3 shall become effective as of the date of the Merger Agreement. If the Merger Agreement is terminated at any time prior to the


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Effective Time (as defined in the Merger Agreement), this Amendment No. 3 shall be null and void as of the date of such termination.

                 8. This Amendment No. 3 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                 9. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                 10. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Right Agent under the terms and conditions of the Rights Agreement.

                 11. If any term, provision, covenant, or restriction in this Amendment No. 3 is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment No. 3, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.


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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 3 to be duly executed and attested, all as of the date and year first above written.


ESPERION THERAPEUTICS, INC.

By:       /s/ Roger S. Newton
          ---------------------------
Name:     Roger S. Newton
Title:    President & Chief Executive Officer





STOCKTRANS, INC.

By:       /s/ Gina Hardin
          ---------------------------
Name:     Gina Hardin
Title:    Vice President